Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-194018, 333-198064, 333-201430) and on Form S-3 (File Nos. 333-197148, 333-199016, 333-201763) of our report dated September 29, 2014, related to our audit of the combination of the consolidated statement of financial condition of RCS Capital Corporation and Subsidiaries as of December 31, 2013, statements of income, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2013, after restatement for the acquisition of First Allied Holdings Inc. which was a reorganization of entities under common control and therefore accounted for in a manner similar to a pooling of interests. The consolidated financial statements referred to above appear in the December 31, 2014 Annual Report on Form 10-K of RCS Capital Corporation and Subsidiaries.

/s/ WeiserMazars LLP

New York, New York

March 9, 2015